UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Purple Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Purple Communications, Inc.

773 San Marin Drive, Suite 2210

Novato, California 94945

April 2, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Purple Communications, Inc., to be held at 8:30 a.m. local time, on Thursday, April 30, 2009, at the Fireman’s Fund offices located at 773 San Marin Drive, Suite 2100A, Novato, California. The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting to ensure the presence of a quorum. Whether or not you plan to attend the meeting, we urge you to have your shares represented by taking a moment to vote by phone, via the Internet or by using the enclosed proxy card, at your earliest convenience. Unless the proxy is validly revoked by you, your shares will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely yours,

/S/ DANIEL R. LUIS
Daniel R. Luis
Chief Executive Officer

Purple Communications, Inc.

773 San Marin Drive, Suite 2210

Novato, California 94945

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 30, 2009

To Our Stockholders:

On behalf of our Board of Directors, it is my pleasure to invite you to our 2009 Annual Meeting of Stockholders of Purple Communications, Inc., formerly known as GoAmerica, Inc. (the “Annual Meeting”) to be held at the Fireman’s Fund offices located at 773 San Marin Drive, Suite 2100A, Novato, California, on Thursday, April 30, 2009, at 8:30 a.m. local time. The purpose of the Annual Meeting is to take action with respect to the matters set forth below at the meeting and any adjournment or postponement thereof:

•

Election of five directors by the holders of our common stock and Series A Preferred Stock, voting together as a single class (Proposal 1(a)), and election of two directors by the holders of our Series A Preferred Stock, voting separately as a class (Proposal 1(b)), in both cases for a term of one year;

•	Ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2009 (Proposal 2); and

•	Such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on March 27, 2009, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers—How You Can Vote” beginning on page 3 of this proxy statement and to the instructions on your proxy or voting instruction card.

Novato, California	By Order of the Board of Directors

April 2, 2009	/S/ MICHAEL J. PENDERGAST
Michael J. Pendergast General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 30, 2009:

Purple Communications’ Proxy Statement and Annual Report to Shareholders, including the Annual Report on Form 10-K, are available at: http://www.irconnect.com/prpl/pages/sec-filings.html.

YOUR VOTE IS VERY IMPORTANT TO US WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS ARE URGED TO VOTE THEIR SHARES PROMPTLY BY MAIL, TELEPHONE OR INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

i

Purple Communications, Inc.

773 San Marin Drive, Suite 2210

Novato, California 94945

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is furnishing you with this Proxy Statement to solicit proxies on its behalf to be voted at the Annual Meeting or any adjournment thereof. The Annual Meeting will be held at the Fireman’s Fund offices located at 773 San Marin Drive, Building Two, Suite 2100A, Novato, California, on Thursday, April 30, 2009, at 8:30 a.m., local time.

The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report on Form 10-K and proxy card are being mailed to stockholders on or about April 7, 2009. These same materials are available on the Internet at: http://www.irconnect.com/prpl/pages/sec-filings.html. All properly executed written proxies that are received by the Board of Directors will be voted as directed by the stockholders at the Annual Meeting. Each person who is a Purple Communications stockholder of record at the close of business on March 27, 2009, the record date, is entitled to vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock and Series A Preferred Stock held on the record date.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Proposals to be Voted On

1.	Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof.

2.	What items of business will be voted on at the Annual Meeting?

The items of business expected to be voted on at the Annual Meeting are as follows:

•

Election of five directors by the holders of our common stock and Series A Preferred Stock, voting together as a class (Proposal 1(a)), and election of two directors by the holders of our Series A Preferred Stock, voting separately as a class (Proposal 1(b)), in both cases for a term of one year; and

•	Ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2009 (Proposal 2).

3.	What are my voting choices?

You may vote FOR or WITHHOLD authority from voting, on any or all nominees for election as directors. You may vote FOR or AGAINST or you may ABSTAIN from voting on any other matter to be voted on at the Annual Meeting. Your shares will be voted as you specifically instruct. If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting.

4.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares FOR each of its seven nominees for election to the board, and FOR ratification of WithumSmith+Brown, PC as our independent registered public accounting firm.

5.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

To conduct business at the Annual Meeting, a quorum consisting of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, must be present. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The following are the voting requirements applicable to the matters to be presented for stockholder action at the Annual Meeting:

Proposal 1(a)—Election of five directors. The directors will be elected by a plurality of the votes of the holders of our outstanding common stock and Series A Preferred Stock, voting together as a single class, entitled to vote at the Annual Meeting. The five persons receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

Proposal 1(b)—Election of two directors. The directors will be elected by a plurality of the votes of the holder of our outstanding Series A Preferred Stock, voting separately as a class, entitled to vote at the Annual Meeting. The two persons receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

Proposal 2—Ratification of Auditor Selection. The affirmative vote of the holders of a majority of our outstanding common stock and Series A Preferred Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is necessary for approval of Proposal 2. Broker non-votes do not count as votes for or against this proposal. Withheld votes and broker non-votes will have no effect on the outcome of the proposal.

If your shares are held in the name of a broker or another holder of record, then your broker or the other holder of record is permitted to vote your shares on the election of directors (Proposals 1(a) and 1(b)) and the ratification of WithumSmith+Brown, PC as our independent registered public accounting firm (Proposal 2), even if the record holder does not receive voting instructions from you.

6.	Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the Board of Directors has granted discretionary authority to Daniel R. Luis and Michael J. Pendergast, officers of the Company, to vote on those matters for you.

7.	Is my vote confidential?

Yes. All proxy cards, ballots or voting instructions delivered to our transfer agent, American Stock Transfer & Trust Company will be kept confidential.

8.	Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2009 that we will file with the Securities and Exchange Commission (the “SEC”). The report will be available on the Internet at: http://www.irconnect.com/prpl/pages/sec-filings.html.

How You Can Vote

9.	Who is entitled to attend and vote at the Annual Meeting?

Stockholders as of the close of business on the record date, March 27, 2009, are entitled to attend and vote at the Annual Meeting or any adjournment thereof. As of that date, 9,154,325 shares of common stock and 7,736,944 shares of Series A Preferred Stock were issued and outstanding. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the stockholder of record, and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee.

10.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, for those shares, to be the “stockholder of record.” The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report on Form 10-K and proxy card documents have been sent directly to you by us. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report on Form 10-K and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, for those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

11.	How do I vote?

You may vote using any of the following methods:

•	By Mail. Vote by marking, signing, dating and returning a proxy card. To vote for the Company’s nominees, mark, sign, date, and return the enclosed proxy card in the accompanying envelope.

•	Via the Internet or Telephone. Vote via the Internet or telephone in accordance with the instructions on your proxy card.

•

In Person. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

12.	May I change my vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

13.	What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. If you hold shares as the beneficial owner, please follow the voting instructions provided by your broker, trustee or other nominee.

14.	Who will count the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes. Daniel R. Luis and Michael J. Pendergast, who are officers of the Company, will act as inspectors of election.

Attending the Annual Meeting

15.	When and where is the Annual Meeting?

The Annual Meeting will be held at the Fireman’s Fund offices located at 773 San Marin Drive, Building Two, Suite 2100A, Novato, California, on Thursday, April 30, 2009, at 8:30 a.m., local time.

16.	Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on March 27, 2009 or you hold a valid proxy to vote at the Annual Meeting. You should be prepared to present photo identification to be admitted to the Annual Meeting.

If you are not a stockholder of record but hold shares in street name through a broker, trustee or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 27, 2009, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 8:30 a.m., local time. Check-in will begin at 8:00 a.m., and you should allow ample time for check-in procedures.

Stockholder Proposals and Director Nominations

17.	What is the deadline to submit stockholder proposals to be included in the proxy materials for next year’s Annual Meeting of Stockholders?

Under the rules of the SEC and our bylaws, in order to be considered for inclusion in next year’s proxy statement, all stockholder proposals must be submitted in writing by December 8, 2009 to Purple Communications, Inc., 773 San Marin Drive, Suite 2210, Novato, California 94945, Attention: Secretary. The notice should contain the text of any proposal, the name and address of the stockholder as they appear in the books of the Company, the number of common shares of the Company that are beneficially owned by the stockholder, and any material interest of the stockholder in such business. If a stockholder submits a proposal for consideration at the 2010 annual meeting after December 8, 2009, the Company’s proxy for the 2010 annual meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2010 annual meeting. Pursuant to SEC Rule 14a-4, if the Company has not received notice by February 21, 2010 of any matter a stockholder intends to propose for a vote at the 2010 annual meeting of shareholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

18.	How does a stockholder recommend or nominate someone to be considered for election as a director of the Company?

Any member of the Board of Directors or any stockholder or group of stockholders entitled to vote in an election meeting and who is a stockholder of record at the time of making any such notice may nominate or recommend any person as a nominee for director by submitting such recommendation or notice of nomination in writing to the Corporate Secretary at the address set forth in Question 17 not less than 150 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting (for the 2010 meeting, such notice must be received by November 8, 2009) (the “Notice”). In cases where the Company changes its annual meeting date by more than 30 calendar days from year to year, or intends to hold an election meeting at a time other than at the Annual Meeting, the Notice must be received by the Corporate Secretary no later than the close of business on the 10th calendar day following the date on which notice of the date of the annual meeting or election meeting is publicly disclosed. The Notice shall set forth the following information:

•

the name, residence address and business address of the proponent and of the person to be nominated, and the principal occupation or employment and the name, type of business and address of the business in which such employment is carried on of the proponent and nominee;

•

a representation that the proponent is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination specified in the Notice;

•	a description of all arrangements between the proponent and any other person pursuant to which the nomination is to be made;

•

such other information regarding the nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nomination or other proposal been made by the Board of Directors; and

•	the consent of the nominee to serve as a director if elected.

Proxy Materials and Solicitation of Proxies

19.	Who pays the solicitation expenses for this Proxy Statement and related Company materials?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to owners of common stock. We estimate the total expenses for the preparation and mailing of this proxy statement will be $15,000.

20.	Can I receive electronic delivery of proxy materials and annual reports?

Yes. This Proxy Statement, the accompanying Notice of Annual Meeting and the Company’s 2008 Annual Report on Form 10-K are available on the Internet at: http://www.irconnect.com/prpl/pages/sec-filings.html.

21.	What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and 2008 Annual Report on Form 10-K, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and 2008 Annual Report on Form 10-K, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer & Trust Company in writing at: 6201 15th Avenue, Brooklyn, NY 11219; or by telephone: (718) 921-8200.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and 2008 Annual Report on Form 10-K, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer & Trust Company as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

22.	What should I do if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials, including multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy and voting instruction card that you receive.

23.	What should I do if I wish to obtain a copy of the Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed with this Proxy Statement. We will furnish, without charge, a copy of the Annual Report on Form 10-K, including financial statements and schedules thereto (but not including exhibits) to each of our stockholders of record on March 27, 2009, and to each beneficial stockholder on that date upon written request made to the Investor Relations Department, Purple Communications, Inc., 773 San Marin Drive, Suite 2210, Novato, California 94945. A reasonable fee will be charged for copies of requested exhibits.

VOTING BY CLEARLAKE CAPITAL GROUP

As of the record date, Clearlake Capital Partners, LLC and its affiliates (collectively, “Clearlake Capital Group”) owned and is entitled to vote at the Annual Meeting 297,585 outstanding shares of our common stock, and all 7,736,944 outstanding shares of our Series A Preferred Stock (which were convertible into 8,527,491 shares of common stock as of March 27, 2009). The shares of Series A Preferred Stock held by Clearlake Capital Group will vote as a separate class in the approval of Proposal 1(b). The shares of Series A Preferred Stock held by Clearlake Capital Group will vote (on an as converted basis) together with the common stock in the approval of each of the other proposals, and, together with the common stock beneficially owned by Clearlake Capital Group, will constitute approximately 50% of the outstanding shares entitled to vote on such proposals. Clearlake Capital Group has indicated its intention to have its shares of our common stock and Series A Preferred Stock represented at the meeting and voted FOR the election of each of the director nominees to our board of directors and FOR the ratification of WithumSmith+Brown, PC as our independent registered public accounting firm.

PROPOSALS 1(a) AND 1(b)

ELECTION OF DIRECTORS

Description of Proposals 1(a) and 1(b)

Proposal 1(a) is a proposal to elect five directors to serve until the 2010 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, who shall be elected by the holders of our common stock and Series A Preferred Stock voting together as a single class. Each of the candidates was recommended as a nominee for election to the Board of Directors by the Nominating Committee.

Proposal 1(b) is a proposal to elect two directors to serve until the 2010 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, who shall be elected by the holders of our Series A Preferred Stock voting separately as a class. Both of such persons were nominated by Clearlake Capital Group in accordance with its rights as the holder of all of our outstanding Series A Preferred Stock.

Each director to be elected pursuant to Proposal 1(a) and Proposal 1(b) will hold office until the 2010 annual meeting of stockholders. In any event, a director elected at the Annual Meeting will hold office until his successor is elected and is qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

Nominees for Election

Proposal 1(a) Nominees

Information about the nominees for election as directors pursuant to Proposal 1(a) appears below:

Steven Eskenazi, 46, joined our board in January 2008. From 1997 until April 2008, Mr. Eskenazi was a Managing Director/Managing General Partner WaldenVC II LP and Walden Media & Information Technology LP. He joined Walden from Alex. Brown, where he worked for seven years as a Managing Director and founder of Alex. Brown’s New Media Group. At Alex. Brown, he was directly involved in financing and sponsoring a wide range of media technology companies. Mr. Eskenazi is a member of the board of directors and the compensation committee of Iconoculture, Inc. Mr. Eskenazi received his Master of Business Administration from the Amos Tuck School at Dartmouth College, and he earned his Bachelor of Science Degree in Applied Mathematics with Honors from Union College.

Christopher Gibbons, 60, was appointed to our board in March 2008. He held multiple executive positions at Microsoft from 1993 to 1999, including Chief Information Officer (CIO). While at Microsoft, he also served as General Manager of Microsoft’s Enterprise Computing Group and was responsible for global Office 2000 marketing programs for enterprises. Most recently, Mr. Gibbons was the Chief Technology Officer (CTO) (from 2000 to 2004) and a board member (from 2000 to 2006) of eStara Corp, an e-commerce optimization provider, until it was acquired by ATG in 2006. In addition to his technology roles, Mr. Gibbons has also held a number of operational and financial positions. He is currently an advisor to Clearlake Capital Group and serves as a member of Clearlake Capital Group’s Executive Council. Previously, Mr. Gibbons was the CIO for Promus Corp and served as VP Finance for its Holiday Inn division, from 1986 to 1992. He also advised Texas Pacific Group on technology investments. Mr. Gibbons holds a B.S. in mathematics from Lawrence University and Northwestern University, along with an M.S. in Accounting and Information Systems from Northwestern University Kellogg School of Management.

Daniel R. Luis, 42, joined our board in January 2003 at the time he was elected our Chief Executive Officer. He previously served as our President and Chief Operating Officer from May 2002 until January 2003. Mr. Luis is also President and Chief Executive Officer of Wynd Communications Corporation, which became our wholly owned subsidiary in June 2000. Mr. Luis joined Wynd in 1994 and has held his current positions with Wynd since 1998.

William M. McDonagh, 52, McDonagh joined our board in January 2008. Mr. McDonagh has been a venture partner with WaldenVC, a venture capital firm, since September 2000, and has been a management consultant since January 1999. From April 1994 to March 1998, Mr. McDonagh served as president and chief operating officer of Broderbund Software, Inc., a company that develops and markets personal computer software. Mr. McDonagh is currently a member of the board of directors of Design Within Reach, Inc., a public reseller of modern-design furnishings. Mr. McDonagh holds a Bachelor of Business Administration in accounting from the University of Notre Dame and a Master of Business Administration from Golden Gate University.

Ronald E. Obray, 48, Obray is currently not currently serving on our board, but has been nominated by our Nominating Committee and the board to serve on the board. Mr. Obray has most recently served as an advisor to the Company’s management and board since January 10, 2008. Previously, Mr. Obray was the CEO of HOVRS, the second largest VRS provider in the nation serving the needs of the Deaf and Hard of Hearing community, prior to its merger with the Company in January 10, 2008. Mr. Obray held the position of CEO of HOVRS since founding the Company in 1992. It is expected Mr. Obray will be acting as an employee of the Company during 2009 with respect to various outreach and community affairs support functions.

Proposal 1(b) Nominees

Information about the nominees for election as directors pursuant to Proposal 1(b) appears below:

Steven C. Chang, 36, joined our board in January 2008. Mr. Chang is a partner and co-founder of Clearlake Capital Group, a private investment firm. Prior to forming Clearlake Capital Group in January 2007, Mr. Chang was a partner in and a member of the investment committee of Tennenbaum Capital Partners, LLC, a private investment firm, where he worked as an investment professional from 2002 to December 2006. Before joining Tennenbaum Capital Partners, he was a principal at Barnard & Co., a private equity investment group, from 1997 to 2001. From 1995 to 1997, Mr. Chang worked at Goldman, Sachs & Co., a global financial services firm, in its Special Situations, Mergers & Acquisitions, and Healthcare groups. Mr. Chang has A.B., B.S. and M.S. degrees from Stanford University. He currently serves as a director of Lawson Software, Inc., a software and service provider, and also as a representative for Clearlake Capital Group to the boards of directors of several privately held companies.

Behdad Eghbali, 32, joined our board in August 2007. Mr. Eghbali is a partner and co-founder of Clearlake Capital Group, a private investment firm. Prior to forming Clearlake Capital Group in January 2007, Mr. Eghbali was a private equity investor at the Texas Pacific Group from 2003 to 2007. Before joining Texas Pacific Group in 2003, Mr. Eghbali was a partner at Venus Capital (Voyager Fund) from 2001 to 2003. Prior to that, he was the

Vice President of Business Development at Turbolinux, a software/services provider, from 1999 to 2001. Mr. Eghbali serves as a representative for Clearlake Capital Group to the boards of directors of several privately held companies. Mr. Eghbali received a BS degree from the University of California, Berkeley.

Vote Required; Board Recommendation

Proposal 1(a)

The directors will be elected by plurality of the votes of the holders of our outstanding common stock and Series A Preferred Stock, voting together as a single class, entitled to vote at the Annual Meeting. The five persons receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

Proposal 1(b)

The directors will be elected by a plurality of the votes of the holders of our Series A Preferred Stock, voting separately as a class, entitled to vote at the Annual Meeting. The two persons receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the seven nominees named above to the Board of Directors.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF WITHUMSMITH+BROWN, PC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal 2

The Audit Committee of the Board of Directors has appointed WithumSmith+Brown, PC as the independent registered public accounting firm of the Company to audit our consolidated financial statements and if required, the effectiveness of its internal controls over financial reporting for 2009, and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

WithumSmith+Brown, PC has no financial interest in the Company. WithumSmith+Brown, PC is considered by the Audit Committee and by the management of the Company to be well qualified. Representatives of WithumSmith+Brown, PC will be present by telephone at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Services Performed in 2007 and 2008

WithumSmith+Brown, PC has served as the independent registered public accounting firm of the Company and its subsidiaries since 2002. The following presents a summary of the 2008 and 2007 fees billed by WithumSmith+Brown, PC:

	2008	2007
Audit Fees(1)	$474,223	$190,573
Audit-Related Fees(2)	5,359	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$479,582	$190,573

(1)	Fees and expenses billed by WithumSmith+Brown, PC for our annual audit, including the audit of our annual financial statements, review of our quarterly financial statements and review of the regulatory filings of the Company with the SEC.

(2)	Fees and expenses for assurance and related services that are reasonably related to the performance of the audit of our financial statements.

(3)	Fees billed for professional services for tax related matters.

(4)	Fees for services other than as described above.

Pre-Approval Policies and Procedures

All services rendered by WithumSmith+Brown, PC were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee for 2008 in accordance with its pre-approval policy. The Audit Committee has established a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditors. The policy requires the Audit Committee to approve each audit or non-audit engagement or accounting project involving the independent auditors, and the related fees, prior to commencement of the engagement or project to make certain that the provision of such services does not impair the firm’s independence. Approval of such engagements may be provided in person at regularly scheduled meetings or, for certain services, by email upon the affirmative assent thereto by at least two members of the Audit Committee so long as no member objects thereto. In the case of an objection, approval must be obtained at an in-person meeting of the Audit Committee.

Vote Required; Board Recommendation

Stockholder ratification of the appointment of WithumSmith+Brown, PC as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, the Board of Directors has directed that the appointment of WithumSmith+Brown, PC be submitted for stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of WithumSmith+Brown, PC at the Annual Meeting, the Audit Committee will reconsider whether to retain WithumSmith+Brown, PC. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Purple Communications and its stockholders.

The affirmative vote of the holders of a majority of our common stock and Series A Preferred Stock, voting together as a class, present or represented and entitled to vote at the Annual Meeting, is required to approve Proposal 2. Withheld votes and broker non-votes will have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR Proposal 2.

CORPORATE GOVERNANCE

Introduction

Our business and affairs are managed and all our corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our chief executive officer and the other officers to whom the board has delegated day-to-day business operations. The Board has established an audit committee, compensation committee and nominating committee to assist it in carrying out its responsibilities. Each of the committees operates under a written charter adopted by the board.

Our board has adopted a Code of Ethics for our senior financial officers, executive officers and directors. Officers are also subject to a Code of Conduct that apply to all our employees.

Our committee charters and codes of conduct are posted on our website at: http://www.purple.us/Pages/Policies.php. Printed copies may be obtained upon request by writing to: Corporate Secretary, Purple Communications, Inc., 773 San Marin Drive, Suite 2210, Novato, California 94945.

Board of Directors

Functions

In addition to its oversight role, our Board of Directors performs a number of specific functions, including:

•	Selecting our chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.

•	Reviewing and approving significant corporate actions.

•

Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with stockholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Director Independence

The Board of Directors determines the independence of our directors by applying the independence principles and standards established by NASDAQ. These provide that a director is “independent” only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also specify various relationships that preclude a determination of director independence.

Applying these standards, the board annually reviews the independence of the Company’s directors. In its most recent review, the board considered, among other things, the absence of any employment relationships between the Company and its directors (other than Daniel R. Luis who is also an executive officer of the Company and Ronald E. Obray who is expected to serve as an employee of the Company) and their families; the absence of any affiliation of the Company’s directors and their families with the Company’s independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors; and the absence of any transactions with directors and members of their families that would require disclosure in this Proxy Statement under SEC rules regarding related party transactions.

The board also reviewed the lending and investment relationship between the Company and Clearlake Capital Group. Steven C. Chang is an executive officer and director, and Behdad Eghbali is an employee of Clearlake Capital Group. In addition, Christopher Gibbons is currently an advisor to Clearlake Capital Group and serves as a member of Clearlake Capital Group’s Executive Council, but does not have any direct economic interest in Clearlake Capital Group and does not receive compensation for such advisory services. The board concluded that although these relationships are significant, they do not affect the independence of Messrs. Chang, Eghbali and Gibbons.

Based upon this review, the board has affirmatively determined that each of the Company’s current non-officer directors (Steven C. Chang, Behdad Eghbali, Steven Eskenazi, Christopher Gibbons and William M. McDonagh) is “independent” as that term is defined in the NASDAQ director independence standards and meets the additional criteria set forth in the charter of the Nominating Committee.

Board and Committee Meetings; Executive Sessions; Annual Meetings of Stockholders

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the Company’s performance, prospects and plans, as well as immediate issues facing the Company. At least once a year, the board also reviews management’s long term strategic and financial plans.

The Chairman of the Board establishes the agenda for each board meeting. Directors are encouraged to suggest agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

Executive sessions of non-management board members are held periodically, and any director may call for an executive session at any meeting. Executive sessions are presided over by the Chairman of the Board. During 2008, the board held two executive sessions. During 2008, the board held 15 meetings and acted by written consent six times. Committees of the board held eight meetings and acted by written consent two times. Each director attended at least 75% of the combined number of meetings of the board and each committee of which the director was a member.

The board encourages but does not require attendance at the Annual Meeting by all nominees for election as directors. Last year, four of the eight directors attended the meeting.

Evaluation of Board and Director Performance

The Nominating Committee reviews and evaluates annually the performance of the Board of Directors. The committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees.

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Nominating Committee, which makes recommendations to the board regarding nominees for election as directors.

Succession Planning and Management Development

Our Nominating Committee reports annually to the Board of Directors on succession planning, including policies and principles for executive officer selection.

Related Party Transactions

SEC rules require disclosure of certain transactions involving more than $120,000 in which the Company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. Except as set forth below, there have been no transactions or proposed transactions requiring such review during 2007, 2008 or 2009.

On September 12, 2007, the Company entered into an amended and restated stock purchase arrangement with CCP A (as amended, the “Amended and Restated Stock Purchase Agreement”), and on January 10, 2008, the Company entered into an amendment to the amended and restated stock purchase agreement with CCP A and Clearlake Capital Partners I Co-Investment Fund, LLC (f/k/a Clearlake Capital GoAmerica Coinvestment, LLC (“Clearlake Coinvestment”)), adding Clearlake Coinvestment as a party. Clearlake Coinvestment is managed by Clearlake Capital Group, L.P. (“CCG”), and CCG Operations is the general partner of CCG. On January 10, 2008, pursuant to the Amended and Restated Stock Purchase Agreement, the Company issued to CCP A 7,166,345 shares of Series A Preferred Stock for an aggregate purchase price of $37,050,003 and issued to Clearlake Coinvestment 280,464 shares of Series A Preferred Stock for an aggregate purchase price of $1,450,000. The proceeds of the Series A Preferred Stock acquired by CCP A and Clearlake Coinvestment, were used to finance, in part, the Company’s acquisition of the assets of Verizon’s TRS division and the merger of a wholly-owned subsidiary of the Company with and into Hands On Video Relay Services, Inc. Pursuant to the terms of the Series A Preferred Stock, CCP A and Clearlake Coinvestment have, as the sole holders of the Series A Preferred Stock, exercised their right to appoint two directors to the Company’s Board of Directors. The directors nominees appointed by the Series A Preferred Stock are Behdad Eghbali and Steven C. Chang.

The Company retains an employee of Clearlake Capital Group, L.P. as a consultant to conduct certain finance work pursuant to an informal agreement with Clearlake Capital Group, L.P. In 2008, the Company paid an aggregate of $198,000 for such consultant’s services.

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. These procedures require the Audit Committee to review all related party transactions in advance. In general, the Audit Committee reviews related party transactions on a quarterly basis. For this purpose, “related party transaction,” means any transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Board Access to Senior Management, Independent Auditors and Counsel

Directors have complete access to our independent registered public accounting firm, and to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Board Committees

Committee Membership

The following table sets forth the membership of the committees of our board during 2008 and at present.

	2008 Members	Current Members
Audit Committee	William M. McDonagh (Chairman)	William M. McDonagh (Chairman)
	Aaron Dobrinsky	Aaron Dobrinsky
	Steven Eskenazi	Steven Eskenazi

Compensation Committee	Steven Eskenazi (Chairman)	Steven Eskenazi (Chairman)
	Christopher Gibbons	Christopher Gibbons
	William M. McDonagh	William M. McDonagh

Nominating Committee	Behdad Eghbali (Chairman)	Behdad Eghbali (Chairman)
	Steven C. Chang	Steven C. Chang
	Aaron Dobrinsky	Aaron Dobrinsky

Audit Committee

General Information

Our Audit Committee is comprised entirely of independent directors. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The committee’s charter, adopted by the board, is posted on the Company’s website at: http://www.purple.us/Pages/Policies.php.

The Audit Committee’s responsibilities include:

•	evaluating, engaging and, if necessary, dismissing the Company’s independent auditors;

•	reviewing and reporting on the results and scope of their audit findings;

•	reviewing the Company’s periodic reports filed with the SEC; and

•	monitoring, on a periodic basis, the internal controls of the Company.

The Board of Directors has determined that each member of the Audit Committee is financially literate, and that Mr. McDonagh, who chairs the committee, is an “audit committee financial expert” (as defined by the SEC).

During 2008, the Audit Committee held four meetings.

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm, and assisting the board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. The Company’s independent registered public accounting firm, WithumSmith+Brown, PC, is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States and reviewing the Company’s quarterly financial statements.

The committee has discussed with WithumSmith+Brown, PC the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board, which requires the independent registered public accounting firm to provide the committee with information regarding the scope and results of its audit of the Company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

The committee has received a letter from WithumSmith+Brown, PC providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board concerning independence, and has discussed with WithumSmith+Brown, PC its independence. The committee also considered whether WithumSmith+Brown, PC’s provision of non-audit services to the Company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the Company’s senior management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and management’s reports on the financial statements and internal controls. WithumSmith+Brown, PC has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee

William M. McDonagh (Chairman)

Aaron Dobrinsky

Steven Eskenazi

April 2, 2009

Compensation Committee

General Information

Our Compensation Committee is composed entirely of independent directors. The committee’s charter, adopted by the board, is posted on the Company’s website at: http://www.purple.us/Pages/Policies.php.

The Compensation Committee assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies and oversees our executive compensation program. The committee has direct responsibility for:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•

Evaluating our Chief Executive Officer’s performance in light of these goals and objectives and approving (subject to ratification by the board acting solely through the independent directors) his compensation based on the committee’s performance evaluation.

•	Recommending to the board the compensation program for other executive officers, incentive compensation plans and equity-based plans.

During 2008, the Compensation Committee held three meetings.

Compensation Committee Interlocks and Insider Participation

None of the individuals who currently serves as a member of the Compensation Committee, or who served as such during 2008, is or was at any time an officer or employee of the Company. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent purpose) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee.

No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth below. Based on that review and those discussions, the Compensation Committee recommended to our board that such “2008 Executive Compensation—Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee

Steven Eskenazi (Chairman)

Christopher Gibbons

William M. McDonagh

April 2, 2009

The material in this report is not “soliciting material” and is not deemed filed with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating Committee

General Information

Our Nominating Committee is comprised entirely of independent directors. The committee’s charter, adopted by the board, is posted on the Company’s website at: http://www.purple.us/Pages/Policies.php.

The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership, and develops and maintains a pool of qualified director candidates. It solicits the names of candidates from various sources, including board members and search firms, and considers candidates submitted by stockholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references of candidates and others who may assist in candidate evaluation

It evaluates all candidates in the same manner whether identified by stockholders or through other sources.

The Nominating Committee met one time during 2008.

In its review and recommendation of the nominees fore election as directors for service during the 2009/2010 term, among other considerations, the Nominating Committee and Board considered a reduction in the number of directors for a variety of resulting benefits and factors, and in connection with such recommendation, Mrs. Routhier and Dobrinsky will be stepping down from the Board.

Procedures for Considering Nominations Made by Stockholders

The Nominating Committee’s charter describes procedures for nominations to be submitted by stockholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that in order for a nomination to be included in our proxy statement, written notice of the nomination must be delivered to our Corporate Secretary at our principal executive offices not later than the 120th calendar day before the date of our proxy statement released to stockholders in connection with the prior year’s annual meeting; provided, however, that if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, the notice to be timely must be delivered a reasonable time before we begin to print and mail our proxy materials. The charter also states that in order for a nomination to be presented at a meeting, without being included in our proxy materials, the notice to be timely must be delivered at least 150 calendar days prior to the anniversary date of the prior year’s annual meeting. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications

The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a reputation for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

•

must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board

Candidates to serve on the board will be identified from all available sources, including recommendations made by stockholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by stockholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the board. The evaluation process for individuals other than existing board members will include the following:

•	A review of the information provided to the Nominating Committee by the proponent.

•	A review of reference letters from at least two sources determined to be reputable by the Nominating Committee.

•	A personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations

In connection with the 2008 Annual Meeting, Steven C. Chang and Behdad Eghbali were nominated for election as directors by Clearlake Capital Group. The Nominating Committee did not receive any other nominations from any other stockholder or group of stockholders.

Code of Ethics

We maintain a code of ethics applicable to our directors, executive officers and other senior financial personnel. A copy of this code of ethics is posted on our website, accessible at: http://www.purple.us/Pages/Policies. We will furnish (free of charge) a copy of this code of ethics to any person who submits a written request to Investor Relations at Purple Communications, Inc., 773 San Marin Drive, Suite 2210, Novato, California 94945.

Stockholder Communications with the Board

Stockholders who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed to the care of our Corporate Secretary. These letters are reviewed by the Corporate Secretary and provided to the addressees consistent with a screening policy providing that routine items and items unrelated to the duties and responsibilities of the board not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to the directors.

The address for these communications is:

Corporate Secretary

Purple Communications, Inc.

773 San Marin Drive, Suite 2210

Novato, California 94945

Compensation of Directors

For 2008, each of our non-employee directors was granted a stock option to purchase 25,000 shares of common stock. The options have a ten year term and were granted with an exercise price equal to the closing price of our common stock on the date the option was granted. The stock options vest in four quarterly installments commencing one quarter after the date on which the options were granted. In addition, Mr. Dobrinsky is paid an annual cash retainer of $50,000 for his role as the Chairman of the Board of Directors. Other than as noted above, our directors did not earn any additional compensation in 2008.

For 2009 service, it is expected our non-employee directors will receive compensation in the form of a restricted stock grant of 10,000 shares of common stock. The restricted stock will be valued at the closing price of our common stock on the date the restricted stock grant, and they will vest in four quarterly installments commencing one quarter after the date on which the restricted stock is granted.

Directors who are also employees of the company are not additionally compensated for their services as directors. Their compensation is summarized in the Summary Compensation Table appearing under the caption “2008 Executive Compensation—Summary Compensation Table.”

The following table summarizes the compensation we paid in 2008 to our non-employee directors (i.e., all our directors other than Daniel R. Luis). See “Board of Directors” for information concerning the Company’s current directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Steven C. Chang(1)		$101,128	$101,128
Aaron Dobrinsky	$50,000	101,128	151,128
Behdad Eghbali(1)		101,128	101,128
Steven Eskenazi		101,128	101,128
Christopher Gibbons		68,955	68,955
William M. McDonagh		101,128	101,128
Ron Obray
Kathleen Abernathy(2)		57,500

(1)	Option grants for Messrs. Chang and Eghbali were assigned to Clearlake Capital Group, L.P.

(2)	Kathleen Abernathy resigned her position as a director in 2009.

Executive Officers

Set forth below is certain information relating to our current executive officers, each of whom serves at the pleasure of the Board of Directors. Biographical information with respect to Daniel R. Luis is set forth under Proposal 1(a) above.

Name	Age	Capacities in Which Serving	Officer Since
Daniel R. Luis	42	Chief Executive Officer	2003
Edmond Routhier.	41	President and Vice Chairman	January 2008
John R. Ferron	44	Chief Operating Officer and Chief Financial Officer	April 2008
Michael J. Pendergast	45	General Counsel and Corporate Secretary	April 2008
Donald G. Barnhart*	(1)	Senior Vice President	2004
Jesse Odom*	43	Senior Vice President	2000

*	No longer an officer.

(1)	Mr. Barnhart passed away in November 2008.

Edmond Routhier became our President in January 2008 when the Company merged with Hands On Video Relay Services, Inc. Mr. Routhier joined Hands On Video Relay Services, Inc. as its President on September 2006. Prior to joining Hands On, Mr. Routhier was Managing Member of Caymus Investment Group, LLC, which makes private equity and debt investments. Mr. Routhier served as the chief executive officer of Sportsuniverse, Inc. an application service and provider for a patented channel management software solution, from 1997 to 1999.

John R. Ferron began serving as our Chief Operating Officer effective April 1, 2008 and as our Chief Financial Officer in June 2008. Mr. Ferron served as Chief Financial Officer of Celerity, Inc. (a company engaged in the design, engineering and manufacturing of precision instruments and advanced gas and liquid delivery solutions for the global semiconductor and related electronics markets) from December 23, 2004 through January 2008 and as Chief Financial Officer of Celerity Group, Inc. (formerly Kinetics Group, Inc.) from February 2000 through December 2004.

Michael J. Pendergast joined us as General Counsel in April 2008 and was appointed as Secretary in May 2008. From April 2007 until joining us, he served as General Counsel to PureDepth, Inc. (a technology and licensing company). From February 1999 to April 2006, he served as General Counsel, Vice President, Business Affairs, and Assistant-Secretary, and from May 2006 to December 2006, as a part time consultant, to GlobalEnglish Corporation, an e-learning company. Prior to that time he served as General Counsel (from June 1998 to October 1998) and Associate General Counsel (from May 1996 to June 1998) to Broderbund Software.

Donald G. Barnhart joined us in 1999 and became our Vice President and Controller in 2000. He was appointed Chief Financial Officer in March 2004 and served in that capacity until January 2008. Mr. Barnhart served as Senior Vice President until his death in November 2008. Prior to joining us, Mr. Barnhart was employed by Bogen Communications (a telecommunications manufacturer) as its Accounting Manager and operated his own accounting and consulting firm. Mr. Barnhart was a CPA in New Jersey and a graduate of Rutgers University.

Jesse Odom joined Purple Communications in 1996 as Vice President of Network Operations. He was appointed Chief Technology Officer in November 2000. In 2008, Mr. Odom was appointed as Senior Vice President. His employment terminated in July 2008.

None of our executive officers is related to any other executive officer or to any director of the Company. Our executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board of Directors, except as otherwise described under “2008 Executive Compensation—Employment, Termination of Employment and Change-in-Control Agreements.”

2008 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our overall compensation policies are monitored by the Compensation Committee of our Board of Directors. Daniel R. Luis, our Chief Executive Officer, participates in determinations regarding the compensation and design of our benefit programs for all employees, including our other executive officers. He does not, however, participate in determining his own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to motivate them to perform in a manner that maximizes our corporate performance. Our philosophy is summarized as follows:

•	Provide competitive levels of total compensation so we can attract and retain the best possible executive talent;

•	Motivate executives to achieve optimum performance for the Company;

•	Align the financial interest of executives and stockholders through equity-based plans; and

•

Provide a total compensation program that primarily focuses on overall business results with recognition of individual contributions, enabled by providing market or slightly below-market salary compensation and higher variable compensation providing, including bonuses and longer-term equity incentives, in order to best match executive compensation to long-term shareholder value.

Management Involvement in Compensation Decisions

Management does not play a large role in the process of determining compensation. The CEO prepares annual reviews for top executives and makes compensation recommendations for his direct reports to the Compensation Committee. At the request of the Compensation Committee, management occasionally makes proposals to the Compensation Committee regarding incentive targets, incentive plan structure and other compensation related matters. At the request of the Compensation Committee, Mr. Luis has attended certain of the Compensation Committee meetings.

Compensation Consultant

The Compensation Committee has considered the use of a compensation consultant in the development of our executive compensation programs. However, during 2008 we did not rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters. The Compensation Committee plans to revisit this topic at appropriate intervals in the future as our circumstances change.

Elements of Compensation Program

We view executive compensation as having three key elements:

•	A current cash compensation program consisting of salary and cash bonus incentives.

•	Long-term equity incentives reflected in grants of stock options and/or restricted stock awards.

•	Other benefits and perquisites.

By means of these programs, we aim to provide our executives with an overall competitive compensation package that seeks to align individual performance with our long-term business objectives.

We have not established any formal policies or guidelines for allocating between long-term and currently paid out compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, our compensation committee relies on its judgment about each individual’s experience and performance rather than adopting a formulaic approach to compensatory decisions.

We have described below the specific elements of our compensation program for executive officers.

Salary. We pay salaries to our executive officers identified in the Summary Compensation Table below (the “Named Officers”) in order to fairly compensate them for their day-to-day responsibilities in managing our business. Only Messrs. Luis, Routhier and Ferron have employment agreements with us, each of which is described under “2008 Executive Compensation—Employment, Termination and Change-in-Control Agreements.” The purpose of base salary is to reflect job responsibilities, value to us and competitiveness of the market. Base salaries for our executive officers are determined based on the nature and responsibility of the position, salaries for comparable positions, the expertise of the individual executive, and the competitiveness of the market for the executive officer’s services.

Bonus. Bonuses are designed to motivate executives by rewarding their individual performance and contribution to our financial performance. The Company provided bonuses under a 2008 fiscal year discretionary compensation plan which was a combination of the Company’s performance for the year based on revenue and profitability goals established by the Compensation committee and on the employee’s individual performance and contributions to the Company’s success as determined by the CEO and Compensation Committee.

Long-Term Incentive Compensation. We provide long-term incentives to our executive officers through our 2005 Equity Compensation Plan, we refer to this as our Stock Option Plan. Our Stock Option Plan permits the grant of stock options and restricted stock awards. Stock options were previously granted to our Named Officers. In addition, restricted stock awards were previously granted to our Named Officers to reward performance and in accordance with their respective employment agreements. No restricted stock awards were granted to the Named Officers in 2008. The Compensation Committee may grant additional stock options or restricted stock awards to the Named Officers in the future in its discretion. The Compensation Committee believes that long-term stock compensation is a valuable employee retention tool, encourages participants to focus on our long-term performance and provides an opportunity for executive officers and key employees to increase their stake in us through option grants. Accordingly, we have the ability to issue options and grant restricted stock according our Amended and Restated 2005 Equity Compensation Plan. Through our stock compensation programs, we aim to align our executive officers’ interests with those of our stockholders by enhancing the link between creation of stockholder value and long-term executive incentive compensation.

Currently the Compensation Committee meets on a regular and established schedule, on the second Friday of the second month of each quarter, in order to review and approve stock option grants, a process which is intended to be consistent with the timing of the Company’s trading window and to avoid the potential for timing inconsistencies with the release of material non-public information. The exercise price of stock options issued under our Stock Option Plan is established using the closing price as indicated on NASDAQ on the trading day immediately preceding the date of the stock option grant.

Other Elements of Compensation for Executive Officers. In order to attract and retain qualified executives, we provide executives with defined contribution retirement benefits through our 401(k) plan for which we match a certain portion of an executive’s contribution and for certain executive officers we provide automobile allowances. Details of the values of these benefits and perquisites may be found in the narratives to the summary compensation table below.

Perquisites—All Other Income.

We provide our executive officers with various health and welfare programs and other employee benefits which are generally available on the same cost-sharing basis to all of our employees. However, we do not provide any significant perquisites or other benefits to our executive officers. We also provide certain of our executive officers with car allowances associated with the use of their automobiles.

Company Performance Factors

Although we provide our executive officers with salaries that are generally at (or below) competitive levels within our industry, we also provide what we believe are superior health and welfare benefits to all employees. Executive officers are subject to annual reviews, at which time increases in salary compensation are evaluated based on a number of factors, including without limitation, Company performance, individual contribution to the achievement of business key objectives, general market conditions and industry trends. Executive officers are generally eligible to receive bonuses, which are designed to reward and motivate individual performance, and to align their compensation with our overall financial performance targets, which are currently primarily focused on revenue and profitability. The Company also takes into account individual performance towards individual management objectives, which are subject to the discretion of the Chief Executive Officer and the Compensation Committee.

Benchmarking

We compare our salaries and other elements of compensation against the salaries and other compensation measures of other public companies in our industry by reviewing the proxy statements of such other companies. However, we do not prepare formal benchmarking studies.

Employment Agreements

See “2008 Executive Compensation—Employment, Termination of Employment and Change-in-Control Agreements” for a description of our employment agreements with our executives.

Compliance with Code Sections 162(m) and 409A

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. Certain performance-based compensation that has been approved by our stockholders is not subject to this limitation. As a result, stock options granted under our Stock Option Plan are not subject to the limitations of Section 162(m). However, restricted stock awards under our Stock Option Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the Stock Option Plan have not been at levels that, together with other compensation, approached the $1 million limit. Also, since we retain discretion over cash bonuses, those bonuses also will not qualify for the exemption for performance-based compensation. Because none of our executive officers had compensation in excess of $1 million for 2008, Section 162(m) was not applicable.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Code Section 409A, which imposes certain restrictions on deferred compensation arrangements. We are in the process of reviewing and modifying, as necessary, our deferred compensation arrangements since the adoption of regulations in 2007 that implement Section 409A.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the years ended December 31, 2008, 2007 and 2006 information concerning compensation for services in all capacities awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer, our two current executive officers other than the Chief Executive Officer and Chief Financial Officer serving at the end of the 2008 fiscal year, and two former executive officers who were not executive officers at the end of the 2008 fiscal year but received levels of compensation in 2008 such that they would have been included in the three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer had they been serving at the end of fiscal 2008 (the “Named Officers”).

Name and Principal Position	Year	Salary	Bonus	Option Awards*	All Other Compensation	Total
Daniel R. Luis	2008	$271,538	$100,000	$434,949	$106,267	$912,754
Chief Executive Officer	2007	210,370	32,660	—	14,758	257,788
	2006	200,00	—	—	14,632	214,632

John R. Ferron	2008	172,947	40,000	184,310	9,002	406,257
Chief Operating Officer and Chief Financial Officer	2007	—	—	—	—	—
	2006	—	—	—	—	—

Edmond Routhier	2008	274,999	—	404,510	12,000	691,509
President and Vice Chairman	2007	—	—	—	—	—
	2006	—	—	—	—	—

Michael J. Pendergast	2008	135,856	—	42,614	1,346	179,816
General Counsel and Corporate Secretary	2007	—	—	—	—	—
	2006	—	—	—	—	—

Donald G. Barnhart	2008	163,654	50,000	70,789	11,021	295,464
Former Senior Vice President	2007	174,558	22,450	—	14,316	211,324
	2006	165,000	—	—	14,220	179,220

Jesse Odom	2008	125,884	50,000	—	5,734	181,618
Former Senior Vice President	2007	177,731	22,450	—	14,602	214,783
	2006	165,000	—	—	14,220	179,220

In the table above:

•	“All Other Compensation” for 2008 includes the following:

•	For Mr. Luis: $93,205 for moving expenses, $10,750 for car allowance and $2,312 for 401-K Company match.

•	For Mr. Ferron: $9,000 for car allowance

•	For Mr. Routhier: $12,000 for car allowance.

•	For Mr. Pendergast: $1,346 for Company 401-K match.

•	For Mr. Barnhart: $8,250 for car allowance and $2,771 for Company 401-K match.

•	For Mr. Odom: $5,250 for car allowance and $484 for Company 401-K match.

*	The amounts reflected in this column do not reflect the actual compensation earned, awarded or paid for 2008, but instead reflect the full grant date fair value of the option awards as required by the rules of the SEC.

Grants of Plan Based Awards

The following table lists grants of plan-based awards made to our named executive officers in 2008 and related total fair value compensation for 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Daniel R. Luis	8-Feb-08	400,000	$6.57	$1,656,000
	2-May-08	50,000	$6.11	$182,500
John R. Ferron	2-Apr-08	275,000	$6.00	$981,750
Edmond Routhier	8-Feb-08	400,000	$6.57	$1,656,000
Michael J. Pendergast	2-May-08	70,000	$6.11	$255,500
Donald G. Barnhart	8-Feb-08	70,000	$6.57	$289,800
Jesse Odom	8-Feb-08	100,000	$6.57	$414,000

(1)	This column shows the full grant date fair value of option awards that we must expense in our financial statements over the respective vesting periods in accordance with FAS 123(R) after removing the service-based vesting forfeiture assumption, which is calculated in accordance with a Black-Scholes valuation methodology. Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2009.

Outstanding Equity Awards at December 31, 2008

The following table sets forth, for each of the Named Officers, information regarding stock options and stock awards outstanding at December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Daniel R. Luis	7,292	42,708	$6.11	4/30/2018
	1,875	—	$16.00	4/5/2014
	2,500	—	$16.00	4/5/2014
	3,828	—	$23.20	12/13/2012
	2,500	—	$43.20	5/26/2012
	1,688	—	$151.20	1/15/2012
	1,978	—	$167.20	3/29/2010
	625	—	$600.00	11/19/2010
	100,000	300,000	$6.57	2/8/2018

John R. Ferron	68,750	206,250	$6.00	3/31/2018

Edmond Routhier	100,000	300,000	$6.57	2/8/2018

Michael J. Pendergast	—	70,000	$6.11	4/30/2018

Donald G. Barnhart(1)	17,500	52,500	$6.57	2/8/2018
	1,547	—	$16.00	4/5/2014
	1,875	—	$16.00	4/5/2014
	1,016	—	$23.20	12/13/2012
	250	—	$26.40	7/26/2012
	50	—	$104.80	7/31/2009
	100	—	$104.80	7/31/2009
	92	—	$151.20	1/15/2012
	125	—	$162.48	3/28/2011
	350	—	$401.60	1/3/2010

Jesse Odom	—	—	—	—

(1)	The options formerly granted to Mr. Barnhart, who is deceased, now are held by the beneficiaries of his estate.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Officers, information regarding stock awards that vested during 2008. The phrase “value realized on vesting” represents the number of shares of common stock set forth in column (d) multiplied by the market price of our common stock on the date on which the Named Officer’s stock award vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel R. Luis	—	—	26,667	$53,328
John R. Ferron	—	—	—	—
Edmond Routhier	—	—	—	—
Donald G. Barnhart	—	—	18,334	$36,663
Michael J. Pendergast	—	—	—	—
Jesse Odom	—	—	18,334	$36,663

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the potential payments and benefits our Named Officers upon termination of employment without cause or under a change in control. The table below assumes the termination of employment on the last day of our fiscal year, which was December 31, 2008.

Officers(1)	Benefits	Termination Without Cause
Daniel R. Luis	Salary	275,000
	Bonus	—
	Healthcare benefits	16,148
	Outplacement cost	68,750
	Option Acceleration(3)

	Total	359,898

John R. Ferron	Salary	260,000
	Bonus	—
	Healthcare benefits	9,464
	Outplacement cost	65,000
	Option Acceleration(3)	—

	Total	334,464

Edmond Routhier	Salary	275,000
	Bonus	—
	Healthcare benefits	16,148
	Outplacement cost	68,750
	Option Acceleration(3)	—

	Total	359,898

Michael J. Pendergast	Salary	30,768
	Bonus	—
	Healthcare benefits	1,721
	Option Acceleration(3)	—

	Total	32,489

(1)	Donald G. Barnhart and Jesse Odom are not included in this table because they were not officers on December 31, 2008.

(2)	We have assumed the termination or a change in control took place on December 31, 2008, and the potential payments upon termination were calculated based on the terms of the most current agreements with the Named Officers, to the extent applicable.

(3)	The value of accelerated vesting of options was estimated under the intrinsic method. Accordingly, the closing price of our common stock on December 31, 2008 was compared to the exercise prices of the applicable options to determine the spread for each option, and the spread was applied to the “in-the-money” options that were unvested as of December 31, 2008. For the purpose of this calculation, we used $4.61 per share which was the closing price on the last business day of the fiscal year. As a result of this calculation, the intrinsic value of any options which may be accelerated as a result of the termination of any of our Named Officers is $0.

Employment, Termination of Employment and Change-in-Control Agreements

On March 20, 2008, we entered into a new employment agreement with each of Daniel R. Luis, our Chief Executive Officer, and Edmond Routhier, our President. Each of these agreements is on substantially the same terms except as noted below. The agreements provide that Messrs. Luis and Routhier are to receive an initial base salary of $275,000. The Compensation Committee may award the subject executive additional bonus payments, option grants or restricted stock awards in its discretion. Each agreement is of indefinite term, and provides for an annual salary review, at which time the salary paid under such agreement may be increased (but not decreased ) in the discretion of the Compensation Committee. In the event that either executive is terminated without cause or resigns for good reason (as each such term is defined in the agreement), he shall be entitled to receive enhanced severance, in an amount equal to one year’s base salary, as well as the right to continue in the Company’s health and welfare benefit plans for one year after termination and 90 days’ outplacement services at a level commensurate with his position. In the event of a change of control of the Company, as defined in the employment agreements, 25% of the subject executive’s then-unvested stock options shall immediately vest. In addition, after a change of control of the Company, all remaining unvested stock of the subject executive shall immediately vest if (a) the executive’s aggregate compensation is substantially diminished, or (b) the executive is required to relocate more than 100 miles from his then-current residence in order to continue to perform his duties. Each executive also receives a $1,000 per month expense allowance and is reimbursed for additional business travel and entertainment expenses incurred in connection with his duties. The employment agreements also contains certain confidentiality provisions and requires that we maintain standard directors and officers insurance in the same amount as we maintain for other directors and officers.

On April 1, 2008, we entered into an employment agreement with John R. Ferron. The agreement provides that Mr. Ferron would serve on a part time basis until June 2, 2008 as our Chief Operating Officer, and thereafter on a full time basis as our Chief Operating Officer and Chief Financial Officer. The employment agreement provides that Mr. Ferron will receive an initial base salary of $260,000. The other terms of Mr. Ferron’s employment agreement are substantially the same as those of the agreements for Mr. Luis and Mr. Routhier as described in the preceding paragraph, except that Mr. Ferron is entitled to be reimbursed for up to $3,000 per month for one or more of the following classes of expenses: corporate housing expenses; office space in Los Gatos, California, where Mr. Ferron resides; or use of a car service, with a driver, for business purposes.

In January 2008, we entered into a revised employment agreement with Mr. Barnhart, pursuant to which Mr. Barnhart served the Company as Senior Vice President, Accounting, at a base annual salary of $185,000 (the “Employment Agreement”). The Employment Agreement provided that Mr. Barnhart would serve on an at will basis, without a specific term of employment. He was eligible to receive a bonus, and received an option grant of 70,000 shares. Mr. Barnhart had negotiated his departure from the Company according to then terms of a Separation Agreement, pursuant to which he was entitled to receive 12 months severance. Mr. Barnhart passed away on November 11, 2008. His wife is the beneficiary of his severance compensation.

On July 17, 2008, Mr. Odom’s employment with the Company as Senior Vice President, Technology terminated. According to the terms of a separation agreement between Mr. Odom and the Company, Mr. Odom was entitled to receive twelve (12) months of salary continuation and of his COBRA payments for a period of nine months, following the end of his employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers, and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the SEC. All reporting persons are required to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a). Based on our review of the copies of such forms received by us or written representations from such reporting persons, each such reporting person filed all of their respective reports pursuant to Section 16(a) on a timely basis during 2008, except for the following: (1) an option grant to Kathleen Abernathy that occurred on September 5, 2008 was not reported until February 3, 2009, (2) common stock purchased by John R. Ferron on November 19, 2008 and November 20, 2008 was not reported until November 25, 2008, and (3) option grants to Steven C. Chang, Eghbali Behdad and Donald G. Barnhart that occurred on February 11, 2008 and were not reported until February 14, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 27, 2009 about stockholders whom we believe are the beneficial owners of more than five percent of our outstanding voting securities, as well as information regarding stock ownership by our directors, Named Officers and our directors and Named Officers as a group. As of March 27, 2009, we had 9,154,325 shares of common stock outstanding, and 7,736,944 shares of Series A Preferred Stock outstanding, which were convertible into 8,527,491 shares of common stock. Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of voting securities that he, she or it beneficially owns. The holders of our shares of common stock and Series A Preferred Stock are entitled to one vote for each outstanding share on matters submitted to our shareholders. Shares covered by stock options are included in the table only to the extent that such options were exercisable as of March 27, 2009 or become exercisable within 60 days after such date. Except as otherwise noted below, the address of each person or entity named in the following table is c/o Purple Communications, Inc., 773 San Marin Drive, Suite 2210, Novato, California 94945.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 27, 2009(1)		Percent of Class(2)
CCP A, L.P.(3)	8,825,076	(4)	49.9%
Clearlake Capital Partners, LLC, CCG Operations, LLC,	8,875,076	(5)	50.1%
Steven C. Chang and José E. Feliciano(3)
Caymus Investment Group, LLC, Edmond Routhier,	3,300,320	(7)	36.1%
Steven Eskenazi, Matthew Ockner, William McDonagh, John Clark, Fritz Beesemyer, Greg Bronstein, Bill Coleman, Brendan McAninch, Kurt Schusterman, Raj Venkatesan and John Zeisler(6)
Ronald and Denise Obray	2,431,134	(8)	26.6%
Steven C. Chang	8,850,076	(9)	50.0%
Aaron Dobrinsky	76,328	(10)	*
Behdad Eghbali	8,850,076	(11)	50.0%
Steven L. Eskenazi	472,091	(12)	5.1%
Christopher Gibbons	25,000	(13)	*
Daniel R. Luis	263,132	(14)	2.8%
William M. McDonagh	231,517	(15)	2.5%
Edmond Routhier	1,008,656	(16)	10.9%
Donald G. Barnhart	55,000	(17)	*
Jesse Odom	55,000	(18)	*
John R. Ferron	91,936	(19)	*
Michael Pendergast	17,500	(20)	*
All current directors and current executive officers as a group (12 persons)	11,146,236	(21)	61.1%

*	Less than one percent.

(1)	Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by such stockholder.

(2)	Applicable percentage of ownership is based on an aggregate of 9,154,325 shares of common stock outstanding on March 27, 2009, plus the aggregate amount of any stock options and warrants held by each such holder that are exercisable as of March 27, 2009 or become exercisable within 60 days after such date, plus the aggregate amount of shares of common stock into which any shares of Series A Preferred Stock held by the holder are convertible.

(3)	The business address of CCP A, L.P., Clearlake Capital Partners, LLC, CCG Operations, LLC and Messrs. Chang, Eghbali and Feliciano is 650 Madison Avenue, 23rd Floor, New York, New York 10022.

(4)	Based on the information set forth in a Schedule 13D/A filed with the SEC on January 18, 2008, these shares include 297,585 shares of common stock and 7,456,480 shares of Series A Preferred Stock held directly by CCP A, L.P. (“CCP A”). The shares of Series A Preferred Stock accrue cumulative cash dividends of 8% per annum, compounded quarterly. In the event that there are any accrued dividends that have not been paid in cash at the time a share of Series A Preferred Stock is converted into common stock, the holder of the share of Series A Preferred Stock being converted is entitled to receive a number of additional shares of common stock equal to such accrued but unpaid dividends divided by the then-applicable conversion price (currently $5.17). As of March 27, 2009, the 7,456,480 shares of Series A Preferred Stock, together with accrued and unpaid dividends thereon, were convertible into 8,527,491 shares of common stock.

(5)	Based on the information set forth in a Schedule 13D/A filed with the SEC on January 18, 2008, these shares include 7,736,944 shares of Series A Preferred Stock. The Series A Preferred Stock accrues a cumulative dividend of 8% per annum. In the event that any accrued dividends have not been paid in cash upon conversion of the Series A Preferred Stock into common stock, the holder of Series A Preferred Stock being converted is entitled to receive a number of additional shares of common stock equal to such accrued but unpaid dividends divided by the then-applicable conversion price (currently $5.17). As of March 27, 2009, the 7,736,944 shares of Series A Preferred Stock were convertible into 8,527,491 shares of common stock. CCP A holds 7,456,480 of these shares directly. These shares may also be deemed to be beneficially owned by Clearlake Capital Partners, LLC (“Clearlake Capital”), CCG Operations, LLC (“CCG”), Steven C. Chang and Jose E. Feliciano because (i) Clearlake Capital is the general partner of CCP A, (ii) CCG is the managing member of Clearlake Capital and (iii) Mr. Chang and Mr. Feliciano are the managers of CCG. Clearlake Capital Partners I Co-Investment Fund, LLC (f/k/a Clearlake Capital GoAmerica Coinvestment, LLC (“Clearlake Coinvestment”)) holds 280,464 of these shares directly. These shares may also be deemed to be beneficially owned by Clearlake Capital, CCG, Steven C. Chang and Jose E. Feliciano because (i) Clearlake Capital Group, L.P. is the manager of Clearlake Coinvestment, (ii) CCG is the general partner of Clearlake Capital Group, L.P., (iii) CCG is the managing member of Clearlake Capital and (iv) Mr. Chang and Mr. Feliciano are the managers of CCG. The shares listed also include the following: 25,000 shares of common stock issuable upon exercise of stock options that were granted to Mr. Chang in his capacity as director of the Company and that were issued to Clearlake Capital at Mr. Chang’s request; and 25,000 shares of common stock issuable upon exercise of stock options were granted to Behdad Eghbali in his capacity as director of the Company and that were issued to Clearlake Capital at Mr. Eghbali’s request, all of which are exercisable as of May 23, 2008, or become exercisable within 60 days after such date. Finally, the listed shares also include 297,585 shares of common stock held of record by CCP A. These options and shares of common stock may also be deemed to be beneficially owned by Clearlake Capital, CCG, Mr. Chang and Mr. Feliciano because (i) Mr. Chang and Mr. Eghbali are employees of Clearlake Capital, (ii) CCG is the managing member of Clearlake Capital and (iii) Mr. Chang and Mr. Feliciano are the managers of CCG. Each of the reporting persons disclaims beneficial ownership of the reported securities, except to the extent of their pecuniary interest therein.

(6)	The business address of Caymus Investment Group, LLC (“Caymus”) and the above-mentioned parties is c/o Edmond Routhier, 595 Menlo Drive, Rocklin, California, 95765.

(7)

Based on the information set forth in a Schedule 13D filed with the SEC on January 23, 2008, Caymus is the beneficial owner of 453,047 shares of common stock. Mr. Routhier is the sole managing member of Caymus and, as a result of his position, has the power to cause the voting and/or disposition of the shares beneficially owned by Caymus. Caymus and Mr. Routhier have voting and dispositive power over the entire 453,047 shares. Each individual has sole voting power over the following shares of common stock registered in such person’s name: Mr. Beesemyer: 49,178 shares; Mr. Bronstein: 126,752 shares; Mr. Clark: 370,771 shares; Mr. Coleman: 116,251 shares; Mr. Eskenazi: 447,091 shares; Mr. McAninch: 56,937 shares; Mr. McDonagh: 206,517 shares; Mr. Ockner: 398,204 shares; Mr. Routhier: 875,323 shares; Mr. Schusterman: 67,975 shares; Mr. Venkatesan: 24, 588 shares; and Mr. Zeisler: 107,686 shares. These individuals have shared dispositive power over the entire 3,300,320 shares pursuant to a Transfer Restriction Agreement, dated December 21, 2007 (the “Transfer Restriction Agreement”). Pursuant to the Transfer Restriction Agreement, the reporting persons agreed not to sell, transfer or otherwise dispose of any of their reported shares (which were acquired in connection with GoAmerica’s acquisition of Hands On by merger) for a period of four years following consummation of the merger, unless the shares are sold, transferred or otherwise disposed of in concert on a per rata basis at the direction of at least two of the three individuals: Messrs. Eskenazi, Ockner or Routhier. Each individual disclaims beneficial ownership of all shares except those held in his name over which he has sole voting power.

(8)	Based on information set forth in a Schedule 13D filed with the SEC on January 22, 2008, the Obrays have shared voting and dispositive power over the entire 2,431,134 shares of common stock.

(9)	Steven C. Chang is an employee of and holds the title of Manager at CCG, which serves as Managing Member of Clearlake Capital, which serves as General Partner of CCP A, which is the registered holder of 7,456,480 shares of Series A Preferred Stock and 297,585 shares of common stock. As of March 27, 2009, the 7,736,944 shares of Series A Preferred Stock were convertible into 8,527,491 shares of common stock. The shares of Series A Preferred Stock accrue cumulative cash dividends of 8% per annum, compounded quarterly. In the event that there any accrued dividends that have not been paid in cash at the time a share of Series A Preferred Stock is converted into common stock, the holder of the share of Series A Preferred Stock being converted is entitled to receive a number of additional shares of common stock equal to such accrued but unpaid dividends divided by the then-applicable conversion price (currently $5.17). Steven C. Chang disclaims beneficial ownership of the 7,456,480 shares of Series A Preferred Stock and 297,585 shares of common stock beneficially owned by CCG, Clearlake Capital and CCP A, except to the extent of his pecuniary interest therein. Includes 25,000 shares of common stock covered by an option exercisable by Mr. Chang as of March 27, 2009 or within 60 days after such date.

(10)	Includes five shares of common stock held for the benefit of Mr. Dobrinsky’s minor children, and 25,000 shares of common stock covered by options exercisable by Mr. Dobrinsky as of March 27, 2009 or within 60 days after such date.

(11)	Behdad Eghbali is an employee of and holds the title of Authorized Person at CCG, which serves as Managing Member of Clearlake Capital, which serves as General Partner of CCP A, which is the registered holder of 7,456,480 shares of Series A Preferred Stock and 297,585 shares of common stock. As of March 27, 2009, the 7,736,944 shares of Series A Preferred Stock were convertible into 8,527,491 shares of common stock. The shares of Series A Preferred Stock accrue cumulative cash dividends of 8% per annum, compounded quarterly. In the event that there any accrued dividends that have not been paid in cash at the time a share of Series A Preferred Stock is converted into common stock, the holder of the share of Series A Preferred Stock being converted is entitled to receive a number of additional shares of common stock equal to such accrued but unpaid dividends divided by the then-applicable conversion price (currently $5.17). Behdad Eghbali disclaims beneficial ownership of the 7,456,480 shares of Series A Preferred Stock and 297,585 shares of common stock beneficially owned by CCG, Clearlake Capital and CCP A, except to the extent of his pecuniary interest therein. Includes 25,000 shares of common stock covered by an option exercisable by Mr. Eghbali as of March 27, 2009 or within 60 days after such date.

(12)	Includes 25,000 shares of common stock covered by options exercisable by Mr. Eskenazi as of March 27, 2008 or within 60 days after such date. Excludes 48,356 shares of Series A Preferred Stock, which are currently convertible into 49,853 shares of common stock, held by Clearlake Coinvestment, of which Mr. Eskenazi is a member. Mr. Eskenazi disclaims beneficial ownership of such 48,356 shares of Series A Preferred Stock held by Clearlake Coinvestment, except to the extent of his pecuniary interest therein.

(13)	Includes 25,000 shares of common stock covered by options exercisable by Mr. Gibbons as of March 27, 2009 or within 60 days of such date.

(14)	Includes 180,832 shares of common stock covered by options exercisable by Mr. Luis as of March 27, 2009 or within 60 days after such date.

(15)

Includes 25,000 shares of common stock covered by options exercisable by Mr. McDonagh as of March 27, 2008 or within 60 days after such date. Excludes 48,356 shares of Series A Preferred Stock, which are currently convertible into 49,853 shares of common stock, held by Clearlake Coinvestment, of which Mr. McDonagh is a member. Mr. McDonagh disclaims beneficial ownership of such 48,356 shares of Series A Preferred Stock held by Clearlake Coinvestment, except to the extent of his pecuniary interest therein.

(16)	Includes 133,333 shares of common stock covered by options exercisable by Mr. Routhier as of March 27, 2009 or within 60 days after such date. Also includes 453,047 shares held by Caymus, as to which Mr. Routhier has sole voting and dispositive power. Mr. Routhier disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(17)	Includes 55,000 shares of restricted stock held by Mr. Barnhart’s estate.

(18)	Includes 55,000 shares of restricted stock held by Mr. Odom. Mr. Odom’s employment with the Company terminated on July 17, 2008.

(19)	Includes 85,936 shares of common stock covered by options exercisable by Mr. Ferron as of March 27, 2009 or within 60 days after such date.

(20)	Includes 17,500 shares of common stock covered by options exercisable by Mr. Pendergast as of March 27, 2009 or within 60 days after such date.

(21)	See the footnotes above.

* * *

This Notice of Annual Meeting and Proxy are sent by order of the Board of Directors.

/S/ DANIEL R. LUIS
Daniel R. Luis
Chief Executive Officer

PURPLE COMMUNICATIONS, INC. 773 SAN MARIN DRIVE, SUITE 2210
NOVATO, CALIFORNIA 94945
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Purple Communications, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Purple Communications, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	¢
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PURPLE COMMUNICATIONS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Directors recommend a vote FOR all the nominees listed and “FOR” Item 2. Vote on Directors	☐	☐	☐

1. Election of Directors

PROPOSAL 1(a) NOMINEES:				PROPOSAL 1(b) NOMINEES:

01) Steven Eskenazi 02) Christopher Gibbons 03) Daniel R. Luis 04) William M. McDonagh 05) Ronald E. Obray				07) Steven C. Chang 08) Behdad Eghbali

BOARD RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:					For	Against	Abstain

2. Ratification of Independent Registered Public Accounting Firm (Proposal 5)					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated				☐

Please indicate if you plan to attend this meeting.			☐	☐
			YES	NO

Note:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

ANNUAL MEETING OF STOCKHOLDERS OF

PURPLE COMMUNICATIONS, INC.

April 30, 2009

Please date, sign and mail your proxy card

in the envelope provided

as soon as possible

    Please detach along perforated line and mail in the envelope provided.

PURPLE COMMUNICATIONS, INC.

773 San Marin Drive, Suite 2210
Novato, California 94945

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DANIEL R. LUIS and MICHAEL R. PENDERGAST jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2009 Annual Meeting of Stockholders of Purple Communications, Inc., and at any adjournment or postponement thereof, in the manner directed on this card and in their discretion on all other matters that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)